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                                                               Exhibit 12.2


                                Boston Edison Company
                  Computation of Ratio of Earnings to Fixed Charges
                      and Preferred Stock Dividend Requirements
                         Twelve Months Ended March 31, 1996
                                   (in thousands)


Net income from continuing operations               $117,311

Income taxes                                          69,475

Fixed charges                                        126,870
                                                    --------

     Total                                          $313,656
                                                    ========

Interest expense                                    $117,415
Interest component of rentals                          9,455
                                                    --------

     Subtotal                                        126,870
                                                    --------

Preferred stock dividend requirements                 24,746
                                                    --------

     Total                                          $151,616
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.07
                                                        ====
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